Exhibit 99.1

IMPCO Technologies Announces Fiscal 2004 Earnings

CERRITOS, Calif., April 1, 2005 /PRNewswire/ IMPCO Technologies Inc. (Nasdaq: IMCO), today announced earnings for the fiscal year ended December 31, 2004, indicating that it reported a net loss of $14.2 million, or $0.77 per share, on revenues of $118.3 million and an operating loss of $6.3 million, as compared to a net loss of $6.9 million, revenues of a $74.7 million and an operating loss of $0.5 million for the prior fiscal year. The loss for the 2004 fiscal year includes a $6.8 million charge associated with the early retirement of IMPCO’s high-interest senior subordinated secured notes; net of the charge for debt retirement costs, the company would have incurred a net loss of $7.4 million and operating income of $0.5 million. The retirement of the company’s subordinated debt is expected to reduce interest costs in 2005 by approximately $4.0 million.

As a follow up to guidance previously given early in January 2005 for our fourth fiscal quarter, the company reported that revenues in that period were approximately $27.1 million in comparison to previous guidance of $27.5 to 28.5 million. Net loss for the quarter was $16.3 million in comparison to previous guidance of $8.4 million. The difference of $7.9 million includes non-cash charges of $6.7 million. These fourth quarter changes between previous guidance and actual results relate primarily to normal year-end accounting processes regarding assessments of the carrying value of certain assets, including:

•	A $2.2 million reduction in the company’s deferred tax asset due to an increase in the valuation allowance attributable to adjustments in our forecasts for future economic performance.

•	A $1.5 million impairment of goodwill and investments associated with foreign operations where the company has made strategic decisions to change its operations due to market conditions.

•	An increase of $1.2 million in the reserve for obsolete inventory to better reflect actual and anticipated product mix between fuel systems and component sales.

•	A $0.7 million increase in reserve for uncollectible accounts and warranty reserves. The increase in warranty reserves relates primarily to recent changes in product mix.

•	A $0.6 million increase in reserves related to the company’s strategic decision to change its organization and ownership structure in Mexico to better access the market.

•	A non-cash adjustment of $0.5 million associated with the pay-off of the Bison debt which was redeemed on December 29, 2004.

•	A shortfall of $0.9 million in net income from our previous fourth quarter guidance for BRC, of which $0.6 million was caused by an increase in BRC’s reserves for the Brazil joint venture, and $0.3 million of which represents startup costs for a new facility for conversion of OEM vehicles.

•	Net cash-related charges of $0.7 million, of which $0.3 million represents expenses to fund the company’s employee deferred compensation plan and other miscellaneous charges.

Mr. Costamagna, whose family is the major shareholder of the company and who became IMPCO’s Chief Executive Officer on January 1, 2005, said that, “While we certainly are disappointed to report a loss for 2004 and to be late with the filing of our Annual Report on Form 10-K, we believe our new management team and the processes we are adopting ultimately will position the company to comply with our reporting obligations while allowing us to focus careful attention on the commercial and industrial aspects of our business. These steps are essential to position the company for the future. We feel this is a critical juncture in the company’s history with new management and improving internal control processes,” stated Mr. Costamagna. He continued, “We believe it is absolutely necessary and in the long-term interests of our shareholders to improve our returns on investment by implementing financial processes that will allow us to assess our business and economic resources more readily from an industrial and commercial perspective. As CEO, I recognize that our shareholders increasingly expect consistency in financial performance, and one of my primary goals is to promote a corporate environment in which shareholders find our financial statements clear and understandable, and our performance attractive and predictable.” Moreover, he said, “with the completion of the acquisition of the remaining 50% equity interest of B.R.C., S.r.l., we expect to report comparative improvements in financial results for the combined operations of the company in 2005.”

In concluding, Mr. Costamagna continued, “When I took charge as CEO, I felt that it was absolutely necessary in the long-term interests of our shareholders to position the company to respond aggressively to potential growth in the newly revitalized alternative fuel sector. To prepare our company for growth, I believe it is crucial to build on a foundation that includes a sound financial base. In addition to a tremendous boost in investor confidence, this move will improve our ability to apply our economic resources most efficiently and to invest them most wisely for the future.”

The company also disclosed that its assessment of its internal control over financial reporting had identified three material weaknesses. These material weaknesses include:

•	Cycle counting of physical inventory. The key internal controls over financial reporting related to cycle counting is to confirm the quantities that are recorded in the inventory perpetual records since 1) the perpetual records are the source for recording inventory values in the company’s general ledger and then correspondingly in the financial statements, and 2) if the process and counts are accurate, the cycle counting process replaces the necessity to physically count the inventory at period end. Accordingly the company undertook alternative procedures in physical counts of a substantial portion of the inventories subsequent to December 31, 2004 and performed a roll-back reconciliation.

•	Lack of segregation of duties in one of the company’s foreign locations. The key controls over financial reporting related to segregation of duties is to provide for approval procedures and accounting controls to prevent the opportunity for theft or falsification of records. Upon detection, the company has instituted alternative processes to provide for adequate segregation of duties in this location.

•	Lack of control over the computation of the realizable value of deferred tax assets. The key controls over financial reporting relating to valuation of the deferred tax assets relates to the need for the company to maintain sufficient numbers of internal personnel, or to maintain adequate coordination with outside advisors, to address the adequacy of the value of the tax benefit relating to the company’s net operating loss carry forwards. The company has instituted a process by which management will maintain adequate staffing or will address more carefully the responsibilities delegated to outside advisors.

As noted above in the description of the three reported material weaknesses in internal controls over financial reporting, the company has taken immediate corrective action to ensure adequate inventory cycle counting processes and has also taken corrective action to ensure adequate segregation of duties in one of its foreign locations. Further, the Company will address more carefully the responsibilities delegated to outside advisors in the future.

Attached to this release are unaudited copies of IMPCO’s condensed, consolidated balance sheet and income statement as of and for the fiscal year ended December 31, 2004.

Earnings Conference Call

IMPCO will host a conference call to discuss its unaudited financial results for fiscal 2004 on Monday, April 4, 2005 at 8:00 a.m. P.S.T. (11:00 a.m. E.S.T.). All shareholders and other interested parties are invited to dial into the call, which may be accessed by calling (706) 679-3125. In order to ensure participation, please dial in a few minutes prior to the scheduled time. A recording of the call will be available for 24 hours and can be accessed by calling (800) 642-1687 or (706) 645-9291, reference code # 5246202

Cautionary Statement about Forward Looking Information

The financial data presented in this release are unaudited and based upon currently available information. Although management believes them to be accurate, there can be no assurance that the information presented herein will not change. Except for historical information, the statements, expectations and assumptions contained in the foregoing press release are forward-looking statements. Forward-looking statements in this release include, but are not limited to, management’s expectations regarding consolidated revenues in the current and future periods; the likelihood that expected closing conditions will be satisfied and the BRC acquisition will be consummated as and when expected; the company’s ability to realize upon existing plans and mitigate the effects of known and unknown risks to future operations; and the ability accurately to estimate the value of intangible assets. Such statements are subject to a number of risks and uncertainties, and actual results could differ materially from those discussed in any forward-looking statement. Factors that could cause actual results to differ materially from such forward-looking statements include, among other factors, the reaction of the securities markets to changes in management and business strategy; our ability effectively to integrate our management team as the transition continues; the combined company’s ability to meet OEM specifications; the success of our recently announced programs with strategic partners; factors that impact growth in international markets; and the level and success of the company’s development programs with OEMs. Readers also should consider the risk factors set forth from time to time in the company’s SEC reports, including but not limited to those contained in the section entitled “Management’s

Discussion & Analysis of Financial Condition and Results of Operation – Risk Factors” in its annual report on Form 10-K for the fiscal year ended December 31, 2003. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

About IMPCO Technologies

IMPCO is a leading source of advanced alternative fuel systems technology and components for internal combustion engines. IMPCO products enable these engines to function using environmentally friendly gaseous fuels such as propane, natural gas and biogas. IMPCO products improve efficiency and performance while reducing emissions. IMPCO is a major supplier to original equipment manufacturers and the aftermarket in the bus and truck, industrial and power generation markets, as well as to the automotive aftermarket. IMPCO supports its global aftermarket through a network of more than 400 distributors and dealers, and 12 regional offices.

For further information, please contact Dale Rasmussen, Vice President, Investor Relations.

Phone: +1-206-315-8242

Fax: +1-206-315-8301

IMPCO TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31, 2003 and 2004

(In thousands except per share data)

	Year Ended December 31,
	2003	2004
		(Unaudited)
Revenue	$74,740	$118,292
Costs and expenses:
Cost of revenue	51,780	91,554
Research and development expense	3,803	4,634
Selling, general and administrative expense	19,638	20,331
Impairment loss of goodwill		1,328
Loss on extinguishment of debt		6,752
Total costs and expenses	75,221	124,599
Operating Income	(481)	(6,307)
Interest expense, net	4,039	5,509

Loss from operations before income taxes	(4,520)	(11,816)
Equity share in income of unconsolidated affiliates	1,107	(943)
Income tax expense	668	2,325

Loss from operations before minority interest	(6,295)	(13,198)
Minority interest in income of consolidated subsidiaries	605	1,051

Net Loss	$(6,900)	$(14,249)

Net income per share:
Basic net income	$(0.41)	$(0.77)

Diluted net income	$(0.41)	$(0.77)

Number of shares used in per share calculation:

Basic	16,643	18,608

Diluted	16,643	18,608

IMPCO TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	December 31, 2003	December 31, 2004
		(Unaudited)
ASSETS

Current assets	$44,129	$43,977
Non-current assets	57,007	55,980

	$101,136	$99,957

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	21,990	28,847
Non-current liabilities	22,017	24,649

Shareholders Equity	57,129	46,461

	$101,136	$99,957